Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated January 25, 2019 relating to the balance sheet of REITless Impact Opportunity Zone Strategies LLC as of January 11, 2019, and the related statements of income, changes in shareholders’ equity, and cash flows for the interim period then ended, and the related notes to the financial statements.

Jason M. Tyra, CPA, PLLC

Dallas, TX

September 26, 2019

1700 Pacific Avenue, Suite 4710

Dallas, TX 75201

(P) 972-201-9008

(F) 972-201-9008

info@tyracpa.com

www.tyracpa.com